Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-289893 and 333-227451 on Form S-3 and Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541, 333-249619, 333-253064, 333-257724, 333-264150, 333-271121, 333-271123, 333-278587, 333-278588, 333-286345, 333-286347 on Form S-8 of our reports dated October 21, 2025, relating to the financial statements of Penguin Solutions, Inc. and the effectiveness of Penguin Solutions, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended August 29, 2025.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 21, 2025